EXHIBIT 99.1

SENOMYX ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  Initiation of development activities to support regulatory filings for a sweet enhancer that has been shown to enable approximately 75% reduction of sucralose in taste tests

•                  Commercial introduction of food products containing Senomyx savory flavor ingredients by Nestlé SA

•                  Positive review of Senomyx’s savory flavor ingredients by the Joint FAO/WHO Expert Committee on Food Additives (JECFA)

•                  Two expansions of Senomyx’s collaboration with Ajinomoto Co., Inc.

•                  New collaboration with Solae, LLC

•                  Extensions of Senomyx’s collaborations with Cadbury Schweppes and Kraft Foods Global, Inc.

•                  Issuance of new U.S. patents

SAN DIEGO, CA – August 9, 2007 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor technologies to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the second quarter ended June 30, 2007.  Revenues were $6.8 million for the six months ended June 30, 2007, compared to $5.6 million for the six months ended June 30, 2006, an increase of 21%.  The increase is primarily due to revenue recognition that commenced in the second quarter of 2006 in conjunction with a new collaborative agreement, and to the earning of a milestone in the second quarter of 2007.  As of June 30, 2007 the Company had cash, cash equivalents and investments of approximately $65.0 million.

“The past few months have been very productive for Senomyx,” said Kent Snyder, President and Chief Executive Officer of the Company.  “We have had major accomplishments in our Discovery & Development, Commercialization, Business Development, and Intellectual Property areas.

“We are announcing today that Senomyx has initiated the development phase for S2383, a new sweet enhancer.  Senomyx has demonstrated in taste tests that the use of S2383 allows us to reduce the sweetener sucralose by approximately 75% while maintaining the desired sweet taste in simple product prototypes.  The development phase includes initiation of scale-up activities and safety studies to support regulatory filings.  This is the first time Senomyx has commenced activities intended to lead to regulatory filings for a sweet enhancer,” Snyder noted.

“The magnitude of sweetness enhancement achieved with S2383 is significantly higher than that observed with previous compounds.  We feel this is a major scientific accomplishment for Senomyx,” Snyder stated.

S2383 is an example of Senomyx’s ability to optimize a sweet enhancer to provide a high degree of enhancement for a particular natural or artificial sweetener.  Many consumer products contain sucralose or combinations of sucralose and other artificial sweeteners.  By enabling the reduction of sucralose, S2383 may allow Senomyx’s partners and potential new collaborators to improve the taste characteristics of their products and reduce their costs of goods.

“While S2383 is most effective with sucralose, we believe that optimization of other compounds in the same and other classes could result in enhancers of sucrose, fructose, and other natural or artificial sweeteners.  In addition to the S2383 sucralose enhancer, our current efforts are focused on enhancement of sucrose and fructose,” Snyder explained.  Sucrose, which is plain sugar, and fructose, which is the key sweet ingredient of high-fructose corn syrup, are each used in a wide variety of food and beverage products.

“On the commercialization front, we were extremely pleased to announce in June that Nestlé, the world’s largest food company, has started commercial introduction of the first food products that contain Senomyx’s savory flavor ingredients,” Snyder noted.  “It is very rewarding that a company of Nestlé’s reputation and stature is marketing products that include Senomyx ingredients, and we appreciate their commitment and cooperation in bringing the launch to fruition.”

 In July, the Company’s savory flavor ingredients received a positive review by the Joint FAO/WHO Expert Committee on Food Additives, which determined that there were no safety concerns with the use of these ingredients in foods.  The positive assessment by JECFA is expected to expedite regulatory approvals in a number of countries, particularly those that do not have independent regulatory approval systems.

The JECFA determination supplements the Generally Recognized As Safe (GRAS) status that Senomyx received previously in the U.S., which allows for commercialization of the Company’s savory flavor ingredients in a significant number of countries and facilitates approval in much of the rest of the world.  The JECFA and GRAS assessments enable incorporation of these ingredients into a variety of food products including sauces, frozen foods, soups, and snack foods.

“We have also had important achievements on the business front, with three of our partners, Ajinimoto, Cadbury Schweppes, and Kraft Foods, having expanded or extended their collaborations with us.  In addition, at the beginning of the quarter Senomyx gained a seventh market leading partner when we entered into a new collaboration with Solae, the leading supplier of soy protein for food-based products,” Snyder stated.  The Company’s new collaboration with Solae LLC, a joint venture of DuPont and Bunge Limited, aims to develop new bitter blockers that better modulate and control bitterness in certain soy-based products.

Senomyx’s collaboration with Ajimomoto Co., Inc. was expanded twice since the last quarter.  In April, the agreement was broadened to include the U.S. and Canada in addition to the previously licensed Asian markets.  In August, the collaboration was expanded substantially to include additional product categories and numerous new territories in Africa, the Caribbean, Europe, Latin America, the Middle East and Oceania.

In July, Senomyx and Cadbury Adams USA LLC, a Cadbury Schweppes company, extended for an additional year their exclusive collaborative research and license agreement for the discovery and commercialization of new flavor ingredients in the gum confectionary area.  Also in July, Senomyx and Kraft Foods Global, Inc. extended their discovery and development collaboration through December 2008 to allow Kraft Foods to continue its evaluation of novel flavor modifiers under development by Senomyx for potential use by Kraft Foods on an exclusive basis in a specified product field in the dessert product category and on a co-exclusive basis in the powdered beverage product field.  Senomyx and Kraft Foods are also working together on the discovery and development of novel flavor modifiers in the chilled and processed meat product category.

“Working with such prominent companies is very valuable for Senomyx, and we believe these ongoing and new relationships are testaments to both our proprietary technologies and to the commercial need for the flavor ingredients we are pursuing,” said Snyder.

“In addition to the advances made with the sucralose enhancer, each of Senomyx’s Discovery & Development  programs made notable progress during the second quarter of 2007,” Snyder commented.  “Of particular importance is our considerable work characterizing the structure and function of proteins involved in taste.  This effort has the potential to lead to the identification of ion channels and receptors present in taste buds that may be involved in the perception of salt taste and other taste sensations.”

Senomyx’s novel work with human taste receptors has also led to further increases in the Company’s intellectual property portfolio.  Senomyx is currently the owner or exclusive licensee of 91 issued patents and 369 pending patent applications in the U.S., Europe, and elsewhere.

Senomyx’s Discovery & Development efforts have been aided by the recent appointment of Donald S. Karanewsky, Ph.D., to the position of Senior Vice President, Discovery, and the appointment of Albert Zlotnik, Ph.D., to the position of Vice President, Biology.  Dr. Karanewsky’s distinguished career includes leading successful chemistry discovery activities at both large pharmaceutical companies and biotechnology research organizations.  Dr. Zlotnik is an internationally recognized molecular biologist with more than twenty years of experience in both academic science and the biotechnology industry.

“We are very fortunate to have Don and Albert, two highly regarded scientists with expertise in complementary fields, join Senomyx,” Snyder added.  “Their addition to our management team will strengthen our position as a leader in the science of human taste, and will help us move forward as we work to create new flavor ingredients that meet the needs of our collaborators.

“I’d also like to note that Dr. Lubert Stryer, a founder of the Company and Chairman of Senomyx’s Scientific Advisory Board, was recently named a laureate of the National Medal of Science, the nation’s highest scientific honor.  Dr. Stryer was recognized for his contributions to a wide range of fields, including new techniques for studying proteins and cells as well as elucidating the G-protein cascade in vision.  He continues to help guide our research and development activities and to advise us on scientific and technical issues, and we are privileged to be working with him,” Snyder stated.

Financial Review:

Revenues were $3.7 million for the second quarter of 2007, compared to $3.2 million for the second quarter of 2006, an increase of 16%.  The increase is primarily due to the earning of a milestone in the second quarter of 2007 in conjunction with a collaborative agreement.  Revenues were $6.8 million for the six months ended June 30, 2007, compared to $5.6 million for the same period in 2006.  The increase is primarily due to revenue recognition that commenced in the second quarter of 2006 in conjunction with a new collaborative agreement, and to the earning of a milestone in the second quarter of 2007.

Research and development expenses, including non-cash stock-based compensation expense, were $7.0 million for the quarter, compared to $6.3 million for the second quarter of 2006, an increase of 10%.  This increase is primarily due to increased personnel-related expenses and to increased patent and trademark expenses attributable to outsourced patent filing related activities associated with our expanding intellectual property portfolio.  Research and development expenses, including non-cash stock-based compensation expense, were $13.8 million for the six months ended June 30, 2007, compared to $12.8 million for the six months ended June 30, 2006, an increase of 8%.  This increase was primarily due to increased personnel-related expenses.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.5 million for the second quarter of 2007, compared to $4.0 million for the same quarter in 2006, a decrease of 13%.  This decrease was due to reductions in non-cash, stock-based compensation expense, recruiting expenses and strategic planning consulting costs.  General and administrative expenses, including non-cash stock-based compensation expense, were $7.2 million for the first half of 2007, compared to $7.4 million for the same period in 2006, a decrease of 3%.  This decrease was due to reductions in strategic planning consulting costs, recruiting expenses and non-cash, stock-based compensation expense, and was partially offset by increases in personnel-related expenses.

The net loss for the second quarter of 2007 was $0.19 per share, compared to a net loss of $0.21 per share for the second quarter of 2006.  The net loss for the six months ended June 30, 2007 was $0.41 per share, compared to $0.43 per share for the same period in 2006.

“The second quarter financial results met the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “In conjunction with our second quarter results and recent Business Development accomplishments, we reiterate the financial guidance provided at the beginning of the year.”

For the full year 2007, Senomyx expects:

•                  Total revenues of $15 million to $18 million

•                  Total expenses of $46 million to $48 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•                  Net loss of $27 million to $29 million

•                  Basic and diluted net loss of $0.89 to $0.96 per share

•                  Net cash used in operating activities to average between $1.0 million and $1.5 million per month

Program Updates:

•              Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and other additives such as sodium inosinate (IMP), and to enhance the savory taste of foods by combining our savory flavors with other ingredients to create unique new flavors.  In June, Nestlé began market introduction in a Pacific Rim country of a product within the bouillon category that contains a Senomyx savory flavor ingredient.  Recent marketing activities include the introduction of a culinary aid in a Latin American country.  It is anticipated that up to eight different products in the dehydrated and culinary food categories will be launched on a rolling basis in countries in the Pacific Rim, Central West Africa and Latin America, including Brazil, over the course of 2007.

Senomyx has been working to obtain global regulatory approvals in support of new business development activities and commercialization strategies by our two savory program collaborators for subsequent product launches of the savory flavor enhancers in additional countries.  As of July 2007, the Company’s savory flavor ingredients may be used in numerous countries throughout the world due to their Generally Recognized As Safe status in the U.S. and the recently announced positive assessment by the Joint FAO/WHO Expert Committee on Food Additives (JECFA).

•              Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  During the past quarter, Senomyx discovered S2383, a novel enhancer of the high-potency sweetener sucralose. Taste tests demonstrated that S2383 enabled up to a 75% reduction of sucralose in certain product prototypes, yet maintained the same sweet intensity without any off-tastes.  The Company has moved S2383 into the development phase, which involves the start of activities to support regulatory filings and product application work.  Senomyx has also identified compounds related to S2383 that enhance the taste of more than one sweetener.  These compounds are being optimized further to meet the desired properties, degree of enhancement, and taste characteristics in taste tests with key product prototypes.

One of Senomyx’s collaborators had been evaluating a previously identified compound, S1313, which allowed approximately 30-40% reduction of a sweetener in product prototypes.  S1313 is no longer under consideration and the collaborator’s focus has shifted to the newly identified compounds that provide significantly greater sweet taste enhancement.

•              Salt Enhancer Program:  The goal of the salt enhancer program is to identify flavor ingredients that provide for a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Significant progress has been made in identifying and evaluating ion channels and receptors present in taste buds that may be involved in salty taste.  Senomyx evaluated approximately 15,000 proteins found in taste buds and generated a short list of candidate proteins that may function as receptors or ion channels involved in salty taste.  Three of these candidate proteins are of particular interest and are being examined further for their ability to respond to sodium chloride (salt).  This analysis is expected to lead to the identification of target receptors that are important for the recognition of salty taste and can be used as the basis of assays for discovering salt taste enhancers.

The Delta ENaC sodium ion channel has also been under evaluation as a potential target receptor to be used for the identification of salt enhancers.  Senomyx believes that the new candidate proteins have a greater likelihood of playing a key role in salt taste perception, and ongoing efforts will therefore move from Delta ENaC to these proteins.

•              Bitter Taste Modulation Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of packaged foods and beverages.  During the past quarter, Senomyx identified blockers for the two bitter taste receptors most likely to mediate bitterness of one of our collaborator’s products.  These compounds are currently undergoing optimization and taste testing to discover a compound that reduces bitter taste in product prototypes.  Additionally, we have initiated work to identify the T2R receptors that respond to bitter tasting peptides from hydrolyzed soy protein.

•              High Potency Sweetener Program: The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed sweeteners.  Recent progress includes the identification of a number of samples that show activity in the sweet taste receptor assay.  These active samples are currently undergoing further fractionation to isolate the active natural compounds.  Additionally, we completed agreements for the acquisition of up to 300,000 additional natural extracts, including samples isolated from plants.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial (888) 713-4218 or from outside the U.S. dial (617) 213-4870, preferably at least 10 minutes prior to the start time.  The participant passcode for this conference call is 56940858.  Participants may pre-register for the call at anytime, including after the call start time, at www.theconferencingservice.com/prereg/key.process?key=PBQ4ADJCJ.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.  Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at http://www.senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavor ingredients in the savory, sweet, salt and bitter areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading packaged food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc., Nestlé SA, and Solae, LLC.  For more information, visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: The anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; Senomyx’s projected financial results for 2007; the size and growth rate of any market for Senomyx’s products; the progress and capabilities of Senomyx’s flavor ingredients and discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen Senior Vice President, Chief Financial and Business Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,737	$3,215	$6,804	$5,626

Operating expenses:
Research and development (including $653, $811, $1,201 and $1,547, respectively, of non-cash stock-based compensation)	6,960	6,339	13,812	12,835
General and administrative (including $1,111, $1,418, $2,265 and $2,457, respectively, of non-cash stock-based compensation)	3,467	3,982	7,178	7,399
Total operating expenses	10,427	10,321	20,990	20,234

Loss from operations	(6,690)	(7,106)	(14,186)	(14,608)

Interest income	855	947	1,755	1,821

Net loss	$(5,835)	$(6,159)	$(12,431)	$(12,787)

Basic and diluted net loss per share	$(0.19)	$(0.21)	$(0.41)	$(0.43)

Weighted average shares used in computing basic and diluted net loss per share	30,315	29,724	30,227	29,665

Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$64,961	$74,104
Other current assets	3,096	1,239
Property and equipment, net	14,760	14,839
Total assets	$82,817	$90,182

Accounts payable, accrued expenses and other current liabilities	$5,017	$5,449
Deferred revenue	5,106	5,223
Leasehold incentive obligation	9,542	9,820
Deferred rent	948	213
Stockholders’ equity	62,204	69,477
Total liabilities and stockholders’ equity	$82,817	$90,182